For further information:   TRADED: NYSE (IEX)       EX-99.1
Investor Contact:
William K. Grogan
Senior Vice President and Chief Financial Officer
(847) 498-7070

THURSDAY, JULY 23, 2020

IDEX REPORTS SECOND QUARTER RESULTS

LAKE FOREST, IL, JULY 23 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three month period ended June 30, 2020.

Second Quarter 2020 Highlights
•Cash from operations of $169.5 million led to record quarterly FCF of $161.1 million
•Completed a public offering of $500 million 3.0% Senior Notes
•Operating margin of 19.7%; adjusted operating margin of 21.1%
•Adjusted EBITDA margin of 25.1%

Second Quarter 2020
Orders of $521.9 million were down 17 percent compared with the prior year period (-18 percent organic, +2 percent acquisitions and -1 percent foreign currency translation).

Sales of $561.2 million were down 13 percent compared with the prior year period (-17 percent organic, +5 percent acquisitions and -1 percent foreign currency translation).
Gross margin of 41.8 percent was down 370 basis points compared with the prior year period as a result of reduced volume, business mix, the dilutive impact to margins from the recent acquisitions and a $4.1 million pre-tax fair value inventory step-up charge related to the Flow MD acquisition included in the current year period. Excluding the $4.1 million fair value inventory step-up charge, adjusted gross margin of 42.6 percent was down 290 basis points compared with the adjusted prior year period.

Operating income of $110.6 million resulted in an operating margin of 19.7 percent which was down 450 basis points compared with the prior year period as a result of lower sales volume, the dilutive impact to margins from the recent acquisitions, the fair value inventory step-up charge and higher restructuring expenses in 2020, partially offset by price, restructuring savings and an overall reduction in variable expenses. Excluding the $4.1 million fair value inventory step-up charge and $3.8 million of restructuring expenses, adjusted operating income was $118.5 million with an adjusted operating margin of 21.1 percent, down 340 basis points compared with the adjusted prior year period.

Provision for income taxes of $20.8 million in the second quarter of 2020 resulted in an effective tax rate (ETR) of 22.7 percent, which was higher than the prior year period ETR of 21.7 percent primarily due to a decrease in the excess tax benefits related to share-based compensation.

Net income was $70.9 million which resulted in EPS of $0.93. Excluding the fair value inventory step-up charge, restructuring expenses and the loss on early debt redemption, adjusted EPS was $1.10, a decrease of 40 cents, or 27 percent, from the adjusted prior year period EPS. EBITDA of $124.8 million was 22 percent of sales and covered interest expense by 10 times. Adjusted EBITDA of $141.1 million was 25 percent of sales and covered interest expense by over 11 times.

Cash from operations of $169.5 million was up 29% from the prior year period due to favorable working capital, partially offset by lower earnings in the second quarter of 2020. Cash from operations led to free cash flow of $161.1 million, which was up 36 percent from the prior year period and 193 percent of adjusted net income.

The Company repurchased 9,600 shares of common stock for $1.4 million in the second quarter of 2020 at an average price of $149.44.

“I want to thank our employees around the world for their exceptional work over the past several months under the most difficult circumstances. With safety as our first priority, these women and men continued to provide our essential products across the globe while adhering to a myriad of new safety protocols, from taking temperatures to social distancing and face coverings. The second quarter of 2020 was unprecedented, but the resiliency of our businesses and the resolve of our teams were on full display, with strong operating performance and the fast-track development of several new products to support the battle against COVID-19.

The global health pandemic continued to impact our commercial performance, with second quarter organic orders decreasing 18 percent and organic sales decreasing 17 percent. Sales of $561 million drove adjusted operating margin of 21.1 percent and adjusted EPS of $1.10. Our recent acquisitions negatively impacted adjusted gross margin and adjusted operating margin by 100 basis points and 70 basis points, respectively. As expected with the steep decline in revenue, the balance sheet delevered resulting in record quarterly free cash flow of $161 million. We ended the quarter with record cash of $746 million and nearly $800 million available under our revolving credit facility. Our balance sheet and liquidity position are key strengths and we are well positioned to deploy capital when opportunities arise.

Our business continues to demonstrate durability given the mission critical nature of our products. Our businesses and products supporting maintenance, repair and operating fared better than our businesses and products that are more reliant on the deployment of new capital. We believe we hit the bottom in the second quarter, but we still face much uncertainty regarding the future path of the economy due to the evolving global pandemic. As the timing and pace of an economic recovery are uncertain, we are unable to provide detailed financial guidance other than based on currently available information we now expect third quarter organic sales to be down approximately 12 to 17 percent versus prior year."

Andrew K. Silvernail
Chairman and Chief Executive Officer

Second Quarter 2020 Segment Highlights

Fluid & Metering Technologies
•Sales of $219.1 million reflected an 11 percent decrease compared to the second quarter of 2019 (-20 percent organic, +10 percent acquisition and -1 percent foreign currency translation).
•Operating income of $50.9 million resulted in an operating margin of 23.2 percent which was down 690 basis points compared with the prior year period primarily due to lower volume and the impact of the Flow MD acquisition as well as a $4.1 million fair value inventory step-up charge related to the Flow MD acquisition and higher restructuring expenses included in the current year period, partially offset by price, restructuring savings and lower variable costs. Excluding the $4.1 million fair value inventory step-up charge and $1.8 million of restructuring expenses, adjusted operating income was $56.8 million with an adjusted operating margin of 26.0 percent, a 450 basis point decrease compared to the adjusted prior year period.
•EBITDA of $57.8 million resulted in an EBITDA margin of 26.4 percent. Excluding the $4.1 million fair value inventory step-up charge and $1.8 million of restructuring expenses, adjusted EBITDA of

$63.7 million resulted in an adjusted EBITDA margin of 29.1 percent, a 360 basis point decrease compared to the adjusted prior year period primarily due to lower volume.

Health & Science Technologies
•Sales of $215.7 million reflected a 7 percent decrease compared to the second quarter of 2019 (-10 percent organic, +4 percent acquisition and -1 percent foreign currency translation).
•Operating income of $48.0 million resulted in an operating margin of 22.3 percent which was down 210 basis points compared with the prior year period primarily due to lower volume, the impact of the Velcora acquisition and higher restructuring expenses, partially offset by price, restructuring savings and lower variable costs. Excluding $1.2 million of restructuring expenses, adjusted operating income was $49.2 million with an adjusted operating margin of 22.8 percent, a 180 basis point decrease compared to the adjusted prior year period.
•EBITDA of $57.5 million resulted in an EBITDA margin of 26.6 percent. Excluding the $1.2 million of restructuring expenses, adjusted EBITDA of $58.7 million resulted in an adjusted EBITDA margin of 27.2 percent, a 150 basis point decrease compared to the adjusted prior year period primarily due to lower volume.

Fire & Safety/Diversified Products
•Sales of $127.1 million reflected a 23 percent decrease compared to the second quarter of 2019 (-22 percent organic and -1 percent foreign currency translation).
•Operating income of $28.8 million resulted in an operating margin of 22.7 percent which was down 390 basis points compared with the prior year period as a result of lower volume and business mix, partially offset by price and restructuring savings as well as lower variable costs and lower restructuring expenses. Excluding $0.6 million of restructuring expenses, adjusted operating income was $29.4 million with an adjusted operating margin of 23.2 percent, a 390 basis point decrease compared to the adjusted prior year period.
•EBITDA of $32.5 million resulted in an EBITDA margin of 25.6 percent. Excluding the $0.6 million of restructuring expenses, adjusted EBITDA of $33.1 million resulted in an adjusted EBITDA margin of 26.1 percent, a 330 basis point decrease compared to the prior year period primarily due to lower volume.

For the second quarter of 2020, Fluid & Metering Technologies contributed 39 percent of sales, 40 percent of operating income and 39 percent of EBITDA; Health & Science Technologies accounted for 38 percent of sales, 37 percent of operating income and 39 percent of EBITDA; and Fire & Safety/Diversified Products represented 23 percent of sales, 23 percent of operating income and 22 percent of EBITDA.

Corporate Costs
Corporate costs decreased to $17.2 million in the second quarter of 2020 from $19.2 million in the second quarter of 2019 primarily as a result of tightly controlling discretionary spending, restructuring savings and lower variable costs in 2020.

Debt Offering and Redemption
On April 29, 2020, the Company completed a public offering of $500.0 million 3.0% Senior Notes due May 1, 2030. The net proceeds from the offering were $494.9 million. The net proceeds were used to redeem and repay the $300.0 million 4.5% Senior Notes due December 15, 2020 and the related “make-whole” redemption premium of $6.8 million. The Company also recognized $1.6 million of deferred costs related to the 4.5% Senior Notes for a total loss on early debt redemption of $8.4 million which was recorded within Other (income) expense - net.

New Joint Venture
On May 12, 2020, a subsidiary of IDEX entered into a joint venture agreement with a third party to form a limited liability company (the "Joint Venture") that will manufacture and sell high performance elastomer seals for the oil and gas industry to customers within the Kingdom of Saudi Arabia as well as for the export market. The Company will contribute $0.6 million and will own 55% of the share capital while the third party partner will contribute $0.5 million and will own 45% of the share capital. As of June 30, 2020, the Joint Venture had not yet been funded or begun its operations. Since we will control the entity, we expect to consolidate the Joint Venture and record a noncontrolling interest in our financial statements once funding occurs and operations begin, both of which are currently expected to occur during the third quarter of 2020.

COVID-19 Impact
The Company continues to help in the fight against COVID-19 with several of our businesses playing critical roles in keeping essential activities operating. We also continue to be focused on making sure our employees are safe and our operations have the ability to deliver the products needed to support the COVID-19 battle. Most of our sites are considered essential businesses and have remained open during the pandemic. However, the virus did cause several of our sites to temporarily shut down for cleaning due to employees testing positive for COVID-19. All such sites returned to operations within a short period of time. COVID-19 and the enacted containment measures have adversely affected our business and results of operations and the businesses of our customers, who are purchasing less products in response to the economic conditions caused by COVID-19. The Company expects the months ahead will remain challenging as this global pandemic continues and, based on currently available information and management's current expectations, the Company anticipates that organic sales will be down approximately 12 to 17 percent in the third quarter of 2020. Based on management's current expectations, we believe our strong balance sheet, with over $1.5 billion of liquidity and gross leverage of 1.6 times, will provide IDEX the necessary capital to navigate the COVID-19 pandemic for the foreseeable future. Additionally, IDEX has implemented certain cost reduction actions, including employee reductions and has maintained a tight cost control environment.

Non-U.S. GAAP Measures of Financial Performance
The Company supplements certain U.S. GAAP financial performance metrics with non-U.S. GAAP financial performance metrics in order to provide investors with better insight and increased transparency while also allowing for a more comprehensive understanding of the financial information used by management in its decision making. Reconciliations of non-U.S. GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP. There were no adjustments to U.S. GAAP financial performance metrics other than the items noted below.

•Organic orders and sales are calculated excluding amounts from acquired or divested businesses during the first twelve months of ownership or divestiture and the impact of foreign currency translation.
•Adjusted gross profit is calculated as gross profit plus the fair value inventory step-up charge.
•Adjusted gross margin is calculated as adjusted gross profit divided by net sales.
•Adjusted operating income is calculated as operating income plus the fair value inventory step-up charge plus restructuring expenses.
•Adjusted operating margin is calculated as adjusted operating income divided by net sales.
•Adjusted net income is calculated as net income plus the fair value inventory step-up charge plus restructuring expenses plus the loss on early debt redemption, net of the statutory tax expense or benefit.
•Adjusted EPS is calculated as adjusted net income divided by the diluted weighted average shares outstanding.
•EBITDA is calculated as net income plus interest expense plus provision for income taxes plus depreciation and amortization. We reconcile EBITDA to net income on a consolidated basis as we do not allocate consolidated interest expense or consolidated provision for income taxes to our segments.
•Adjusted EBITDA is calculated as EBITDA plus the fair value inventory step-up charge plus restructuring expenses plus the loss on early debt redemption.

•Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales.
•Free cash flow is calculated as cash flow from operating activities less capital expenditures.

Table 1: Reconciliations of the Change in Net Sales to Organic Net Sales

	Three Months Ended June 30, 2020				Six Months Ended June 30, 2020
	FMT	HST	FSDP	IDEX	FMT	HST	FSDP	IDEX
Change in net sales	(11)%	(7)%	(23)%	(13)%	(9)%	(4)%	(15)%	(9)%
- Net impact from acquisitions	10%	4%	—%	5%	5%	4%	—%	3%
- Impact from FX	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%
Change in organic net sales	(20)%	(10)%	(22)%	(17)%	(13)%	(7)%	(14)%	(11)%

Table 2: Reconciliations of Reported-to-Adjusted Gross Profit and Margin (dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Gross profit	$234,800	$292,337	$506,756	$576,171
+ Fair value inventory step-up charge	4,107	—	4,107	—
Adjusted gross profit	$238,907	$292,337	$510,863	$576,171

Net sales	$561,249	$642,099	$1,155,711	$1,264,330

Gross margin	41.8%	45.5%	43.8%	45.6%
Adjusted gross margin	42.6%	45.5%	44.2%	45.6%

Table 3: Reconciliations of Reported-to-Adjusted Operating Income and Margin (dollars in thousands)

	Three Months Ended June 30,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$50,938	$48,007	$28,837	$(17,188)	$110,594	$74,146	$56,763	$43,614	$(19,240)	$155,283
+ Restructuring expenses	1,848	1,184	641	168	3,841	930	330	819	47	2,126
+ Fair value inventory step-up charge	4,107	—	—	—	4,107	—	—	—	—	—
Adjusted operating income (loss)	$56,893	$49,191	$29,478	$(17,020)	$118,542	$75,076	$57,093	$44,433	$(19,193)	$157,409

Net sales (eliminations)	$219,112	$215,668	$127,076	$(607)	$561,249	$246,189	$232,253	$164,043	$(386)	$642,099

Reported operating margin	23.2%	22.3%	22.7%	n/m	19.7%	30.1%	24.4%	26.6%	n/m	24.2%
Adjusted operating margin	26.0%	22.8%	23.2%	n/m	21.1%	30.5%	24.6%	27.1%	n/m	24.5%

	Six Months Ended June 30,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$117,709	$100,650	$66,874	$(34,698)	$250,535	$146,012	$110,917	$83,942	$(37,806)	$303,065
+ Restructuring expenses	1,848	1,184	641	168	3,841	930	330	819	47	2,126
+ Fair value inventory step-up charge	4,107	—	—	—	4,107	—	—	—	—	—
Adjusted operating income (loss)	$123,664	$101,834	$67,515	$(34,530)	$258,483	$146,942	$111,247	$84,761	$(37,759)	$305,191

Net sales (eliminations)	$445,973	$439,727	$271,400	$(1,389)	$1,155,711	$488,711	$457,543	$320,202	$(2,126)	$1,264,330

Reported operating margin	26.4%	22.9%	24.6%	n/m	21.7%	29.9%	24.2%	26.2%	n/m	24.0%
Adjusted operating margin	27.7%	23.2%	24.9%	n/m	22.4%	30.1%	24.3%	26.5%	n/m	24.1%

Table 4: Reconciliations of Reported-to-Adjusted Net Income and EPS (in thousands, except EPS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Reported net income	$70,864	$113,209	$172,862	$223,477
+ Restructuring expenses	3,841	2,126	3,841	2,126
+ Tax impact on restructuring expenses	(837)	(560)	(837)	(560)
+ Fair value inventory step-up charge	4,107	—	4,107	—
+ Tax impact on fair value inventory step-up charge	(932)	—	(932)	—
+ Loss on early debt redemption	8,421	—	8,421	—
+ Tax impact on loss on early debt redemption	(1,912)	—	(1,912)	—
Adjusted net income	$83,552	$114,775	$185,550	$225,043

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Reported diluted EPS	$0.93	$1.48	$2.27	$2.92
+ Restructuring expenses	0.05	0.03	0.05	0.03
+ Tax impact on restructuring expenses	(0.01)	(0.01)	(0.01)	(0.01)
+ Fair value inventory step-up charge	0.05	—	0.05	—
+ Tax impact on fair value inventory step-up charge	(0.01)	—	(0.01)	—
+ Loss on early debt redemption	0.11	—	0.11	—
+ Tax impact on loss on early debt redemption	(0.02)	—	(0.02)	—
Adjusted diluted EPS	$1.10	$1.50	$2.44	$2.94

Diluted weighted average shares outstanding	75,937	76,387	76,198	76,334

Table 5: Reconciliations of EBITDA to Net Income (dollars in thousands)

	Three Months Ended June 30,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$50,938	$48,007	$28,837	$(17,188)	$110,594	$74,146	$56,763	$43,614	$(19,240)	$155,283
- Other (income) expense - net	(82)	472	123	5,947	6,460	239	80	(140)	(557)	(378)
+ Depreciation and amortization	6,809	9,917	3,796	104	20,626	5,640	9,635	3,717	172	19,164
EBITDA	57,829	57,452	32,510	(23,031)	124,760	79,547	66,318	47,471	(18,511)	174,825
- Interest expense					12,439					11,011
- Provision for income taxes					20,831					31,441
- Depreciation and amortization					20,626					19,164
Reported net income					$70,864					$113,209

Net sales (eliminations)	$219,112	$215,668	$127,076	$(607)	$561,249	$246,189	$232,253	$164,043	$(386)	$642,099

Reported operating margin	23.2%	22.3%	22.7%	n/m	19.7%	30.1%	24.4%	26.6%	n/m	24.2%
EBITDA margin	26.4%	26.6%	25.6%	n/m	22.2%	32.3%	28.6%	28.9%	n/m	27.2%

	Six Months Ended June 30,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$117,709	$100,650	$66,874	$(34,698)	$250,535	$146,012	$110,917	$83,942	$(37,806)	$303,065
- Other (income) expense - net	684	(59)	(192)	7,592	8,025	317	364	365	(1,564)	(518)
+ Depreciation and amortization	12,207	20,576	7,555	285	40,623	11,146	19,142	7,179	356	37,823
EBITDA	129,232	121,285	74,621	(42,005)	283,133	156,841	129,695	90,756	(35,886)	341,406
- Interest expense					23,316					21,932
- Provision for income taxes					46,332					58,174
- Depreciation and amortization					40,623					37,823
Reported net income					$172,862					$223,477

Net sales (eliminations)	$445,973	$439,727	$271,400	$(1,389)	$1,155,711	$488,711	$457,543	$320,202	$(2,126)	$1,264,330

Reported operating margin	26.4%	22.9%	24.6%	n/m	21.7%	29.9%	24.2%	26.2%	n/m	24.0%
EBITDA margin	29.0%	27.6%	27.5%	n/m	24.5%	32.1%	28.3%	28.3%	n/m	27.0%

Table 6 : Reconciliations of EBITDA to Adjusted EBITDA (dollars in thousands)

	Three Months Ended June 30,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
EBITDA(1)	$57,829	$57,452	$32,510	$(23,031)	$124,760	$79,547	$66,318	$47,471	$(18,511)	$174,825
+ Restructuring expenses	1,848	1,184	641	168	3,841	930	330	819	47	2,126
+ Fair value inventory step-up charge	4,107	—	—	—	4,107	—	—	—	—	—
+ Loss on early debt redemption	—	—	—	8,421	8,421
Adjusted EBITDA	$63,784	$58,636	$33,151	$(14,442)	$141,129	$80,477	$66,648	$48,290	$(18,464)	$176,951

Adjusted EBITDA margin	29.1%	27.2%	26.1%	n/m	25.1%	32.7%	28.7%	29.4%	n/m	27.6%

	Six Months Ended June 30,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
EBITDA(1)	$129,232	$121,285	$74,621	$(42,005)	$283,133	$156,841	$129,695	$90,756	$(35,886)	$341,406
+ Restructuring expenses	1,848	1,184	641	168	3,841	930	330	819	47	2,126
+ Fair value inventory step-up charge	4,107	—	—	—	4,107	—	—	—	—	—
+ Loss on early debt redemption	—	—	—	8,421	8,421	—	—	—	—	—
Adjusted EBITDA	$135,187	$122,469	$75,262	$(33,416)	$299,502	$157,771	$130,025	$91,575	$(35,839)	$343,532

Adjusted EBITDA margin	30.3%	27.9%	27.7%	n/m	25.9%	32.3%	28.4%	28.6%	n/m	27.2%

(1) EBITDA, a non-GAAP financial measure, is reconciled to net income, its most directly comparable GAAP financial measure, immediately above in Table 5.

Table 7: Reconciliations of Cash Flows from Operating Activities to Free Cash Flow (in thousands)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019
Cash flows from operating activities	$169,453	$131,175	$84,760	$254,213	$219,838
- Capital expenditures	8,323	12,867	12,762	21,085	25,742
Free cash flow	$161,130	$118,308	$71,998	$233,128	$194,096

Conference Call to be Broadcast over the Internet
IDEX will broadcast its second quarter earnings conference call over the Internet on Friday, July 24, 2020 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Senior Vice President and Chief Financial Officer William Grogan will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID #13694805.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, the anticipated continuing effects of the coronavirus pandemic, including with respect to the Company's sales, facility closures, supply chains and access to capital, capital expenditures, acquisitions, cost reductions, cash flow, revenues, earnings, market conditions, global economies and operating improvements, and are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “management believes,” “the Company believes,” “the Company intends” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: the duration of the coronavirus pandemic and the continuing effects of the coronavirus on our ability to operate our business and facilities, on our customers, on supply chains and on the U.S. and global economy generally; economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors and levels of capital spending in certain industries, all of which could have a material impact on order rates and the Company's results, particularly in light of the low levels of order backlogs it typically maintains; the Company's ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the Company operates; developments with respect to trade policy and tariffs; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K and the Company's subsequent quarterly reports filed with the SEC as well as the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX (NYSE: IEX) is a company that has undoubtedly touched your life in some way. In fact, IDEX businesses make thousands of products that are mission-critical components in everyday activities. Chances are the car you’re driving has a BAND-IT® clamp holding your side airbag safely in place. If you were ever in a car accident, a Hurst Jaws of Life® rescue tool may have saved your life. If you or a family member is battling cancer, your doctor may have tested your DNA in a quest to find the best targeted medicine for you. It’s likely your DNA test was run on equipment that contains components made by our growing IDEX Health & Science team. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call 40 diverse businesses around the world part of the IDEX family. With 7,000 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global $2+ billion company committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$561,249	$642,099	$1,155,711	$1,264,330
Cost of sales	326,449	349,762	648,955	688,159
Gross profit	234,800	292,337	506,756	576,171
Selling, general and administrative expenses	120,365	134,928	252,380	270,980
Restructuring expenses	3,841	2,126	3,841	2,126
Operating income	110,594	155,283	250,535	303,065
Other (income) expense - net	6,460	(378)	8,025	(518)
Interest expense	12,439	11,011	23,316	21,932
Income before income taxes	91,695	144,650	219,194	281,651
Provision for income taxes	20,831	31,441	46,332	58,174
Net income	$70,864	$113,209	$172,862	$223,477

Earnings per Common Share:
Basic earnings per common share	$0.94	$1.50	$2.29	$2.96
Diluted earnings per common share	$0.93	$1.48	$2.27	$2.92

Share Data:
Basic weighted average common shares outstanding	75,171	75,460	75,459	75,450
Diluted weighted average common shares outstanding	75,937	76,387	76,198	76,334

IDEX CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$746,348	$632,581
Receivables - net	270,255	298,186
Inventories	324,931	293,467
Other current assets	55,716	37,211
Total current assets	1,397,250	1,261,445
Property, plant and equipment - net	281,852	280,316
Goodwill and intangible assets - net	2,264,958	2,167,776
Other noncurrent assets	129,532	104,375
Total assets	$4,073,592	$3,813,912

Liabilities and shareholders' equity
Current liabilities
Trade accounts payable	$137,413	$138,463
Accrued expenses	225,931	180,290
Short-term borrowings	228	388
Dividends payable	37,735	38,736
Total current liabilities	401,307	357,877
Long-term borrowings	1,044,445	848,864
Other noncurrent liabilities	366,803	343,942
Total liabilities	1,812,555	1,550,683
Total shareholders' equity	2,261,037	2,263,229
Total liabilities and shareholders' equity	$4,073,592	$3,813,912

IDEX CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net income	$172,862	$223,477
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,591	19,870
Amortization of intangible assets	20,032	17,953
Amortization of debt issuance expenses	976	669
Share-based compensation expense	13,665	14,413
Deferred income taxes	2,421	10,685
Non-cash interest expense associated with forward starting swaps	4,284	3,171
Changes in (net of the effect from acquisitions):
Receivables	34,253	(14,177)
Inventories	(9,529)	(21,007)
Other current assets	(18,421)	(12,382)
Trade accounts payable	(6,842)	17,276
Accrued expenses	17,776	(39,602)
Other - net	2,145	(508)
Net cash flows provided by operating activities	254,213	219,838
Cash flows from investing activities
Purchases of property, plant and equipment	(21,085)	(25,742)
Acquisition of businesses, net of cash acquired	(120,839)	—
Proceeds from disposal of fixed assets	2,114	780
Other - net	(636)	501
Net cash flows used in investing activities	(140,446)	(24,461)
Cash flows from financing activities
Borrowings under revolving credit facilities	150,000	—
Proceeds from issuance of 3.0% Senior Notes	499,100	—
Payment of 4.5% Senior Notes	(300,000)	—
Payments under revolving credit facilities	(150,000)	—
Payment of make-whole redemption premium	(6,756)	—
Debt issuance costs	(4,166)	—
Dividends paid	(76,498)	(71,283)
Proceeds from stock option exercises	13,111	20,761
Repurchases of common stock	(110,342)	(54,668)
Shares surrendered for tax withholding	(12,148)	(11,509)
Other - net	(251)	(1,929)
Net cash flows provided by (used in) financing activities	2,050	(118,628)
Effect of exchange rate changes on cash and cash equivalents	(2,050)	33
Net increase in cash	113,767	76,782
Cash and cash equivalents at beginning of year	632,581	466,407
Cash and cash equivalents at end of period	$746,348	$543,189

IDEX CORPORATION
Company and Segment Financial Information - Reported
(dollars in thousands)
(unaudited)

	Three Months Ended June 30, (a)		Six Months Ended June 30, (a)
	2020	2019	2020	2019
Fluid & Metering Technologies
Net sales	$219,112	$246,189	$445,973	$488,711
Operating income (b)	50,938	74,146	117,709	146,012
Operating margin	23.2%	30.1%	26.4%	29.9%
EBITDA(c)	$57,829	$79,547	$129,232	$156,841
EBITDA margin(c)	26.4%	32.3%	29.0%	32.1%
Depreciation and amortization	$6,809	$5,640	$12,207	$11,146
Capital expenditures	1,794	3,350	6,322	6,580

Health & Science Technologies
Net sales	$215,668	$232,253	$439,727	$457,543
Operating income (b)	48,007	56,763	100,650	110,917
Operating margin	22.3%	24.4%	22.9%	24.2%
EBITDA(c)	$57,452	$66,318	$121,285	$129,695
EBITDA margin(c)	26.6%	28.6%	27.6%	28.3%
Depreciation and amortization	$9,917	$9,635	$20,576	$19,142
Capital expenditures	4,955	5,913	10,284	11,217

Fire & Safety/Diversified Products
Net sales	$127,076	$164,043	$271,400	$320,202
Operating income (b)	28,837	43,614	66,874	83,942
Operating margin	22.7%	26.6%	24.6%	26.2%
EBITDA(c)	$32,510	$47,471	$74,621	$90,756
EBITDA margin(c)	25.6%	28.9%	27.5%	28.3%
Depreciation and amortization	$3,796	$3,717	$7,555	$7,179
Capital expenditures	1,310	3,534	4,194	6,487

Corporate Office and Eliminations
Intersegment sales eliminations	$(607)	$(386)	$(1,389)	$(2,126)
Operating income (b)	(17,188)	(19,240)	(34,698)	(37,806)
EBITDA(c)	(23,031)	(18,511)	(42,005)	(35,886)
Depreciation and amortization (d)	104	172	285	356
Capital expenditures	264	70	285	1,458

Company
Net sales	$561,249	$642,099	$1,155,711	$1,264,330
Operating income	110,594	155,283	250,535	303,065
Operating margin	19.7%	24.2%	21.7%	24.0%
EBITDA(c)	$124,760	$174,825	$283,133	$341,406
EBITDA margin(c)	22.2%	27.2%	24.5%	27.0%
Depreciation and amortization (d)	$20,626	$19,164	$40,623	$37,823
Capital expenditures	8,323	12,867	21,085	25,742

IDEX CORPORATION
Company and Segment Financial Information - Adjusted (Non-GAAP)
(dollars in thousands)
(unaudited)

		Three Months Ended June 30, (a)		Six Months Ended June 30, (a)
		2020	2019	2020	2019
	Fluid & Metering Technologies
	Net sales	$219,112	$246,189	$445,973	$488,711
	Adjusted operating income (b)(c)	56,893	75,076	123,664	146,942
	Adjusted operating margin(c)	26.0%	30.5%	27.7%	30.1%
	Adjusted EBITDA(c)	$63,784	$80,477	$135,187	$157,771
	Adjusted EBITDA margin(c)	29.1%	32.7%	30.3%	32.3%
	Depreciation and amortization	$6,809	$5,640	$12,207	$11,146
	Capital expenditures	1,794	3,350	6,322	6,580

	Health & Science Technologies
	Net sales	$215,668	$232,253	$439,727	$457,543
	Adjusted operating income (b)(c)	49,191	57,093	101,834	111,247
	Adjusted operating margin(c)	22.8%	24.6%	23.2%	24.3%
	Adjusted EBITDA(c)	$58,636	$66,648	$122,469	$130,025
	Adjusted EBITDA margin(c)	27.2%	28.7%	27.9%	28.4%
	Depreciation and amortization	$9,917	$9,635	$20,576	$19,142
	Capital expenditures	4,955	5,913	10,284	11,217

	Fire & Safety/Diversified Products
	Net sales	$127,076	$164,043	$271,400	$320,202
	Adjusted operating income (b)(c)	29,478	44,433	67,515	84,761
	Adjusted operating margin(c)	23.2%	27.1%	24.9%	26.5%
	Adjusted EBITDA(c)	$33,151	$48,290	$75,262	$91,575
	Adjusted EBITDA margin(c)	26.1%	29.4%	27.7%	28.6%
	Depreciation and amortization	$3,796	$3,717	$7,555	$7,179
	Capital expenditures	1,310	3,534	4,194	6,487

	Corporate Office and Eliminations
	Intersegment sales eliminations	$(607)	$(386)	$(1,389)	$(2,126)
	Adjusted operating income (b)(c)	(17,020)	(19,193)	(34,530)	(37,759)
	Adjusted EBITDA(c)	(14,442)	(18,464)	(33,416)	(35,839)
	Depreciation and amortization(d)	104	172	285	356
	Capital expenditures	264	70	285	1,458

	Company
	Net sales	$561,249	$642,099	$1,155,711	$1,264,330
	Adjusted operating income(c)	118,542	157,409	258,483	305,191
	Adjusted operating margin(c)	21.1%	24.5%	22.4%	24.1%
	Adjusted EBITDA(c)	$141,129	$176,951	$299,502	$343,532
	Adjusted EBITDA margin(c)	25.1%	27.6%	25.9%	27.2%
	Depreciation and amortization (d)	$20,626	$19,164	$40,623	$37,823
	Capital expenditures	8,323	12,867	21,085	25,742

(a)	Three and six month data includes the results of the Velcora acquisition (July 2019) in the Health & Science Technologies segment and the Flow MD acquisition (February 2020) in the Fluid & Metering Technologies segment.
(b)	Segment operating income excludes unallocated corporate operating expenses which are included in Corporate Office and Eliminations.
(c)
These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, see the reconciliation tables above

(d)	Depreciation and amortization excludes amortization of debt issuance costs.